Ex. 99.1

F & M Bank Corp. Announces

RECORD QUARTERLY AND YEAR TO DATE EARNINGS AND DIVIDEND PAYMENT

TIMBERVILLE, VA—July 27, 2015—F & M Bank Corp. (OTCQB: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the second quarter and it’s recently declared second quarter dividend.

Selected Financial Highlights:	2015			2014
	Q2	Q1	YTD	Q2	Q1	YTD
Net Income (000's)	$2,176	$1,871	$4,047	$1,484	$1,183	$2,667
Net Income available to Common	$2,049	$1,743	$3,792	$-	$1,183	$2,667
Earnings per share	0.62	0.53	1.15	0.45	0.46	0.91
Net Interest Margin	4.46%	4.46%	4.46%	4.35%	4.16%	4.26%
Allowance for loan losses	1.67%	1.70%	1.67%	1.61%	1.66%	1.61%
Provision for loan losses (000's)	$-	$300	$300	$750	$750	$1,500
Non-Performing Loans (000's)	$7,299	$7,174	$7,299	$7,382	$11,058	$7,382
Equity to Assets	12.43%	12.26%	12.43%	11.91%	11.67%	11.91%
Efficiency Ratio	59.65%	60.36%	60.00%	56.62%	60.91%	58.67%

Dean Withers, President and CEO, commented “Our second quarter earnings for 2015 totaled $2.18 million, which is an increase of over 47% compared to 2014. We continue to achieve record quarterly earnings on the strength of our net interest margin.” Withers continued, “Loans held for investment increased 7.6% or $37.5 million in the past twelve months. Loans held for sale increased $42.1 million compared to the same period in 2014, fueled by lower secondary market interest rates and an improving real estate market.”

“We are ecstatic about the early success of our newest branch, which opened on June 15th in Staunton, VA. We have been serving Augusta County for over two years with a loan production office in Fishersville. This new branch gives us greater opportunities to meet all the financial needs of our growing customer base in this market,” commented Withers.

Withers stated, “The continued stability in our non-performing loans has enabled us to reduce our provision for loan losses, while maintaining a healthy allowance for loan losses of 1.67%. We continue to experience improvement in our criticized asset ratio which further supports the reduced provision.” Withers continued, “On July 21, 2015, our Board of Directors declared a second quarter dividend of $0.18 per share. Based on our most recent trade price of $21.05 per share, this dividend constitutes a 3.42% yield on an annualized basis. The dividend will be paid on August 18, 2015, to shareholders of record as of August 4, 2015.” Highlights of the company’s financial performance are included below.

F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank’s nine banking offices in Rockingham, Shenandoah, Page and Augusta Counties, Virginia. The Bank also provides additional services through two loan production offices located in Penn Laird, VA and Fishersville, VA and through its subsidiary, VBS Mortgage located in Harrisonburg, VA.  Additional information may be found by contacting us on the internet at www.fmbankva.com or by calling (540) 896-8941.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

SOURCE:                      F & M Bank Corp.
CONTACT:                      Neil Hayslett, EVP/Chief Administrative Officer, 540-896-8941 or NHayslett@FMBankVA.com

F & M Bank Corp. Financial Highlights
	For Six Months Ended June 30

INCOME STATEMENT	Unaudited 2015	Unaudited 2014
Interest and Dividend Income	$14,383,982	$12,965,371
Interest Expense	1,383,329	1,869,638
Net Interest Income	13,000,653	11,095,733
Non-Interest Income Provision for Loan Losses Other Non-Interest Expenses	1,739,821 300,000 8,882,243	1,710,245 1,500,000 7,539,354
Income Before Income Taxes	5,558,231	3,766,624
Provision For Income Taxes Less Minority Interest income	1,434,923 76,124	1,117,775 (18,092)
Net Income	$4,047,184	$2,666,941
Dividend on preferred stock	255,000	-
Net Income available to common shareholders	$3,792,184	$2,666,941
Average Common Shares Outstanding	3,293,510	2,945,363
Net Income Per Common Share Dividends Declared	1.15 .36	.91 .34

BALANCE SHEET	Unaudited June 30, 2015	Unaudited June 30, 2014
Cash and Due From Banks	$6,290,636	$8,413,665
Interest Bearing Bank Deposits	528,054	934,913
Federal Funds Sold	-	3,337,000
Loans Held for Sale Loans Held for Investment	55,761,519 532,805,332	13,696,850 495,306,477
Less Allowance for Loan Losses	(8,914,344)	(7,995,149)
Net Loans Held for Investment	523,890,988	487,311,328
Securities	24,179,119	19,124,724
Other Assets	35,265,324	36,624,218
Total Assets	$647,915,640	$569,442,698

Deposits	$482,770,490	$472,249,851
Short Term Debt	48,087,143	3,294,870
Long Term Debt	24,321,429	7,500,000
Subordinated Debt Other Liabilities	- 12,2219,594	10,191,000 8,389,514
Total Liabilities	567,398,656	501,625,235
Stockholders’ Equity	80,516,984	67,817,463
Total Liabilities and Stockholders’ Equity	$647,915,640	$569,442,698
Book Value Per Common Share	$21.58	$20.62

SOURCE:                      F & M Bank Corp.
CONTACT:                  Neil Hayslett, EVP/Chief Administrative Officer, 540-896-8941 or NHayslett@FMBankVA.com